UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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RADIANT SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 24, 2009

Dear Shareholder:

This year’s annual meeting of shareholders of Radiant Systems, Inc. will be held on Wednesday, June 3, 2009 at 10:00 a.m., local time, at Radiant’s headquarters located at 3925 Brookside Parkway, Alpharetta, Georgia 30022. You are cordially invited to attend.

The notice of annual meeting and a proxy statement, which describe the formal business to be conducted at the annual meeting, follow this letter.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the annual meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet or by signing, dating and returning the enclosed proxy card. If you decide to attend the annual meeting, you will be able to vote in person even if you have previously submitted your proxy. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our shareholders are important.

We look forward to seeing you at the annual meeting.

Very truly yours,

John Heyman
Chief Executive Officer

RADIANT SYSTEMS, INC.

3925 Brookside Parkway

Alpharetta, Georgia 30022

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 3, 2009

The annual meeting of shareholders of Radiant Systems, Inc. will be held on Wednesday, June 3, 2009 at 10:00 a.m., local time, at our headquarters located at 3925 Brookside Parkway, Alpharetta, Georgia 30022, for the following purposes:

(1)	To elect two Class I directors to serve until the 2012 annual meeting of shareholders, and until their successors are elected and qualified. The board of directors recommends that shareholders vote for its nominees.

(2)	To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on April 14, 2009 will be entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements of the annual meeting.

Shareholders are cordially invited to attend the annual meeting of shareholders. Whether or not you expect to attend the meeting in person, we urge you to vote your shares via the toll-free number or over the Internet. If you received a copy of the proxy by mail, you may sign, date and return the proxy in the envelope provided. If you attend the annual meeting, you may, if you wish, withdraw your proxy and vote in person.

By Order of the Board of Directors,

John Heyman
Chief Executive Officer

Alpharetta, Georgia

April 24, 2009

PLEASE COMPLETE THE PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.

RADIANT SYSTEMS, INC.

3925 Brookside Parkway

Alpharetta, Georgia 30022

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD

JUNE 3, 2009

PROXY STATEMENT

Unless the context indicates otherwise, all references in this proxy statement to “we,” “us” and “our” refer to Radiant Systems, Inc. and its subsidiaries.

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Radiant Systems, Inc. for its annual meeting of shareholders to be held on June 3, 2009, and any adjournments or postponements of such annual meeting, at the time and place and for the purposes set forth in the preceding notice of the annual meeting. The expense of this solicitation will be paid by us. In addition, our officers and regular employees, at no additional cost, may assist in soliciting proxies by telephone. In accordance with rules and regulations adopted by the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to each shareholder of record, we are furnishing proxy materials to our shareholders on the Internet. If you have received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials other than as described below. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials is first being sent to shareholders on or about April 24, 2009. The proxy statement and the accompanying proxy are first being made available to shareholders on or about April 24, 2009. The address of our principal executive offices is 3925 Brookside Parkway, Alpharetta, Georgia 30022.

Our board of directors has designated Alon Goren and John H. Heyman, and each or either of them, as proxies to vote the shares of our common stock solicited on behalf of our board of directors. Any proxy given pursuant to this solicitation may be revoked by any shareholder who attends the annual meeting and gives oral notice of his election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the annual meeting by delivering to our Corporate Secretary an instrument revoking it or a duly executed proxy for the same shares bearing a later date. Proxies that are returned properly executed and not revoked will be voted in accordance with the shareholder’s directions specified in such proxy. If no instructions are given, proxies will be voted for the election of the Class I directors nominated by our board of directors. Abstentions and broker non-votes will not be counted as votes either in favor of or against the matter with respect to which the abstention or broker non-vote relates, but will be counted as present for the purpose of determining the presence of a quorum for the transaction of business. If a quorum is present, abstentions and broker non-votes will have no effect on the outcome of the voting for any matters described in this proxy statement. A majority of our outstanding shares of common stock will constitute a quorum for the transaction of business at the annual meeting.

The record of shareholders entitled to notice of, and to vote at, the annual meeting was taken on April 14, 2009. On that date, we had outstanding and entitled to vote 32,911,604 shares of common stock. Each outstanding share of common stock entitled to vote is entitled to one vote upon each matter submitted to a vote at any meeting of shareholders. All elections shall be determined by a plurality of the votes cast.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 14, 2009 by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, each of our directors, each of our director nominees, each of our named executive officers, and all of our directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Shares Outstanding
Alon Goren (2)	5,195,907	(3)	15.8%
John H. Heyman	1,001,377	(4)	3.0%
Andrew S. Heyman	611,359	(5)	1.9%
Mark E. Haidet	246,511	(6)	*
James S. Balloun	124,900	(7)	*
William A. Clement, Jr.	65,000	(8)	*
J. Alexander Douglas, Jr.	97,400	(9)	*
Michael Z. Kay	102,400	(10)	*
Donna A. Lee	35,667	(11)	*
Columbia Wanger Asset Management, L.P.	3,694,300	(12)	11.2%
Barclays Global Investors, NA	2,022,754	(13)	6.1%
North Pointe Capital, LLC	2,390,902	(14)	7.3%
All directors and executive officers as a group (9 persons)	7,480,521	(15)	22.7%

*	Less than 1% of outstanding shares.
(1)	“Beneficial ownership” includes shares for which an individual, directly or indirectly, has or shares voting or investment power, or both, and also includes options that are exercisable within 60 days of April 14, 2009. Unless otherwise indicated, all of the listed persons have sole voting and investment power over the shares listed opposite their names. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, referred to in this proxy statement as the Exchange Act. Pursuant to the rules of the Securities and Exchange Commission, referred to in this proxy statement as the SEC, certain shares of our common stock that a beneficial owner has the right to acquire within 60 days pursuant to the exercise of stock options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such owner, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(2)	The business address of Alon Goren is 3925 Brookside Parkway, Alpharetta, Georgia 30022.
(3)	Includes 309,638 shares subject to stock options that are currently exercisable. Includes 450,000 shares pledged as security.
(4)	Includes 662,685 shares subject to stock options that are currently exercisable. Includes 15,000 shares that expired on April 15, 2009.
(5)	Includes 511,762 shares subject to stock options that are currently exercisable. Includes 37,500 shares that expired on April 15, 2009.
(6)	Includes 189,005 shares subject to stock options that are currently exercisable. Includes 8,437 shares that expired on April 15, 2009.
(7)	Includes 85,900 shares subject to stock options that are currently exercisable.
(8)	Includes 55,000 shares subject to stock options that are currently exercisable.
(9)	Includes 88,400 shares subject to stock options that are currently exercisable.
(10)	Includes 93,400 shares subject to stock options that are currently exercisable.
(11)	Includes 26,667 shares subject to stock options that are currently exercisable.
(12)	Based on a Schedule 13G filed with the SEC on February 9, 2009 by Columbia Wanger Asset Management, L.P., which reported that the shares were also beneficially owned by Columbia Acorn Trust. We make no representation as to the accuracy or completeness of the information reported. The address of Columbia Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.
(13)	Based on a Schedule 13G filed with the SEC on February 5, 2009 by Barclays Global Fund Advisors, Barclays Global Investor LTD, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG (“Barclays”). We make no representation as to the accuracy or completeness of the information reported. The address of Barclays is 400 Howard Street, San Francisco, California 94105.
(14)	Based on a Schedule 13G filed with the SEC on February 13, 2009 by NorthPointe Capital, LLC. We make no representation as to the accuracy or completeness of the information reported. The address of NorthPointe Capital, LLC is 101 W. Big Beaver, Suite 745, Troy, Michigan 48084.
(15)	Includes 2,022,457 shares subject to stock options that are currently exercisable.

PROPOSAL

ELECTION OF DIRECTORS

Our board of directors consists of seven directors, divided into three classes, with the members of each class serving for staggered three-year terms. The terms of the two Class I directors, William A. Clement, Jr. and Alon Goren, will expire at the annual meeting, and each of these directors has been nominated for reelection for a term expiring at our 2012 annual meeting of shareholders. Our board of directors recommends that you vote “for” the election of these nominees.

Each of the nominees has consented to being named in this proxy statement and to serve as one of our directors if elected. In the event that any director nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by our board of directors, but in no event will the proxy be voted for more than two nominees. The affirmative vote of a plurality of all votes cast at the meeting is required for the election of the two director nominees standing for election. We have no reason to believe that any director nominee will not serve if elected.

The following persons have been nominated for election to our board of directors as Class I directors to succeed themselves for a term of three years, expiring at the 2012 annual meeting of shareholders, and until their successors are elected and qualified:

William A. Clement, Jr., age 66, was elected President and CEO of the Atlanta Life Financial Group, Inc. in June 2008. Founded in 1905, Atlanta Life Financial Group, Inc. is a privately-held financial services company. Mr. Clement served as the Chairman and CEO of DOBBS, RAM & Company from 1988 to 2008, and now serves as its non-Executive Chairman of the Board of Directors. Appointed by President Carter, Mr. Clement served as the Associate Administrator of the U.S. Small Business Administration in Washington, D.C. during the Carter Administration. Mr. Clement has served as the Vice President and Senior Loan Officer of the Citizens Trust Bank, Atlanta, Georgia. Mr. Clement received his BA from Morehouse College and his MBA from the Wharton Business School at the University of Pennsylvania. Mr. Clement has served as one of our directors since April 2005. He is a board member of TRX, Inc. and a former board member of the National Cooperative Bank, Washington, D.C.

Alon Goren, age 43, has served as Co-Chairman of our board of directors and as our Chief Technology Officer since our inception in 1985. Mr. Goren became sole Chairman of our board of directors in January 2004. Mr. Goren has a B.S. in Computer Systems Engineering from Rensselaer Polytechnic Institute.

Each of the following persons is a member of the board of directors who is not standing for election to the board of directors this year and whose term will continue after the 2009 annual meeting of shareholders.

Class II Directors, serving for a term expiring at the 2010 annual meeting of shareholders:

James S. Balloun, age 70, retired as Chairman and Chief Executive Officer of Acuity Brands, Inc. on September 1, 2004, having served in those positions since November 2001. He is the former Chairman, President and Chief Executive Officer of National Service Industries, where he led the company for five years prior to the spin-off of Acuity Brands, Inc. in November 2001. Acuity Brands was a $2 billion manufacturer of lighting fixtures and cleaning chemicals. Mr. Balloun served as a Director of McKinsey & Company, Inc. from 1976 until 1996. Mr. Balloun received an M.B.A. from Harvard Business School in 1965. He also holds a B.S. degree in industrial engineering from Iowa State University, 1960. Mr. Balloun has been one of our directors since April 1997. Mr. Balloun is a director of Unisen, Inc. and Enzymatic Deinking Technologies.

John H. Heyman, age 47, has served as our Chief Executive Officer since January 2002 and as one of our directors since June 1996. Mr. Heyman served as our Chief Financial Officer from September 1995 to January 2003 and as our Executive Vice President from September 1995 to December 2001. Mr. Heyman served as Vice President and Chief Financial Officer of Phoenix Communications, Inc., a commercial printer, from March 1991 to August 1995. From 1989 to 1991, Mr. Heyman served as Vice President—Acquisitions of Forsch Corporation, a diversified manufacturing company. From 1983 to 1987, Mr. Heyman served in a variety of capacities with Arthur Andersen LLP, where he worked primarily with middle market companies and technology firms. Mr. Heyman received an MBA from Harvard Business School and a BBA degree in accounting from the University of Georgia. He is the brother of Andrew S. Heyman, one of our executive officers.

Donna A. Lee, age 54, retired as Chief Marketing Officer, Business Markets of BellSouth Corp. in January 2007, having served in that position since December 2000, where she was responsible for marketing, product management, strategic pricing, sales operation and information technology for business markets. Ms. Lee began her career with AT&T Inc. in June 1976 and held a variety of engineering, operations and sales/marketing assignments until being named a company officer in 1993. Ms. Lee holds an M.B.A. from Georgia State University and a B.S. in mathematics from Mary Washington College, and has completed the Advancement Management Program at Harvard University. Ms. Lee has been one of our directors since March 2007.

Class III Directors, serving for a term expiring at the 2011 annual meeting of shareholders:

J. Alexander Douglas, Jr., age 47, has served as President of Coca-Cola North America – The Coca-Cola Company since September 2006 and is a member of its Executive Committee. Mr. Douglas was, from January 2003 until September 2006, the Chief Customer & Commercial Officer and a Senior Vice President of The Coca-Cola Company. He joined the Coca-Cola Company in January 1988 as district sales manager in Coca-Cola Fountain, USA and held a variety of positions with increasing responsibility. In 1994, he was named Vice President for CCE Sales & Marketing Group, and in 1998 his responsibilities expanded to include the entire North American Field Sales & Marketing Groups. Mr. Douglas graduated from the University of Virginia in 1983 and began his career at The Procter & Gamble Company where he worked in a variety of sales and sales management positions. Mr. Douglas has been one of our directors since August 2001.

Michael Z. Kay, age 69, served as Chairman of the Board of Magnatrax Corporation, a supplier of engineered products for construction industries, from September 2001 to 2004, and is now retired. From September 1991 to September 2001, Mr. Kay served as President and Chief Executive Officer of LSG Sky Chefs, the world’s largest in-flight catering alliance. Mr. Kay served as Executive Vice President and Management Consultant of Charter Medical Corporation from May 1990 to May 1991. From 1964 to 1991, Mr. Kay held management positions within the hotel and hospitality industry with several organizations, including Portman Hotel Company, Omni International Hotels, Ltd., and Americana Hotels, Inc. Mr. Kay has been one of our directors since April 2002.

CORPORATE GOVERNANCE AND BOARD MATTERS

Meetings of the Board of Directors

Our board of directors held four meetings during the fiscal year ended December 31, 2008. Each director attended at least 75% or more of the aggregate number of meetings held by our board of directors and the committees on which he or she served, except as follows: J. Alexander Douglas, Jr. attended fewer than 75% of the compensation committee meetings. We do not have a policy regarding attendance of directors at annual meetings; however, two members of our board of directors attended our 2008 annual meeting of shareholders.

Board Independence

Our board of directors has determined that James S. Balloun, J. Alexander Douglas, Jr., Michael Z. Kay, William Clement, Jr. and Donna A. Lee qualify as independent directors under the rules applicable to companies listed on The NASDAQ Stock Market, referred to in this proxy statement as NASDAQ.

Shareholder Communications with the Board of Directors

Our board of directors has implemented a process for shareholders to send communications to our board of directors, and to specific individual directors. Any shareholder desiring to communicate with our board of directors, or with specific individual directors, may do so by writing to our Corporate Secretary at 3925 Brookside Parkway, Alpharetta, Georgia 30022. Our Corporate Secretary will promptly forward all such sealed communications to our board of directors or such individual directors, as applicable.

Committees of the Board of Directors

Our board of directors has three standing committees – the audit committee, the compensation committee, and the nominating and corporate governance committee. Each of our committees operates pursuant to a written charter which, as in effect from time to time, may be found on our website at www.radiantsystems.com. Each of the committees is composed solely of independent directors, consistent with the independence standards defined by the SEC and NASDAQ. Each committee has the right to retain its own legal and other advisors.

Audit Committee

Our audit committee presently consists of William A. Clement, Jr., as Chairman, Michael Z. Kay and Donna A. Lee. Our audit committee has been assigned the principal function of reviewing our internal and external financial reporting, reviewing the scope of the independent audit, and considering comments by the auditors regarding internal controls and accounting procedures and management’s response to these comments. Our audit committee held five meetings during 2008. Our board of directors has determined that William A. Clement, Jr. and Michael Z. Kay qualify as “audit committee financial experts,” as defined in the applicable rules of the SEC.

Compensation Committee

Our compensation committee presently consists of Michael Z. Kay, as Chairman, James S. Balloun and J. Alexander Douglas, Jr. Our compensation committee has been assigned the functions of approving and monitoring the remuneration arrangements for senior management, and administering and granting awards under our equity incentive plans. Our compensation committee held four meetings during 2008. Our compensation committee is responsible for reviewing salary recommendations for our executives and then approving such recommendations with any modifications it deems appropriate. The independent members of our board of directors are then responsible for approving such salary recommendations with any modifications they deem appropriate. The annual salary recommendations for our named executive officers are made by our Vice President of Human Resources. Our compensation committee also has the sole authority to retain and terminate any compensation consultant used to assist in the development and/or analysis of our compensation program and to approve such consultant’s fees and other retention terms. See “Compensation Discussion and Analysis,” the “Compensation Committee Report,” and our compensation committee charter available on our website at www.radiantsystems.com for further information with respect to our compensation committee.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee presently consists of James S. Balloun, as Chairman, J. Alexander Douglas, Jr. and William A. Clement, Jr. Our nominating and corporate governance committee held no formal meetings during 2008, but they frequently conferred on an informal basis for the purpose of identifying and evaluating potential candidates. The nominating and corporate governance committee nominated the individuals who are standing for election at the 2009 annual meeting at a meeting of our board of directors held on March 25, 2009. The responsibilities of the committee are to establish qualification standards for director nominees, to assist our board of directors in identifying individuals qualified to become members of our board of directors and to nominate individuals for election to our board of directors.

Our nominating and corporate governance committee evaluates and considers desired board of director member skills and attributes in identifying director candidates, including applicable legal and regulatory definitions of independence, as well as considerations including diversity, personal integrity and judgment, age, skills, experience, prominence in their profession, concern for the interest of the shareholders, the number of other public companies for which the person serves as a director and the availability of the person’s time and commitment to us, and our current state, all in the context of the needs of our board of directors at that point in time. The committee applies the same standards in considering director candidates recommended by the shareholders as it applies to other candidates. See “Shareholder Nominations” for information with regard to the consideration of any director candidates recommended by security holders.

Compensation Committee Interlocks and Insider Participation

Our compensation committee presently consists of James S. Balloun, J. Alexander Douglas, Jr. and Michael Z. Kay, as Chairman. None of the members of our compensation committee served as our officer or employee or as an officer or employee of any of our subsidiaries during 2008. There were no material transactions between us and any of the members of our compensation committee during 2008.

Shareholder Nominations

Any shareholder entitled to vote for the election of directors may nominate a person or persons for election as a director only if written notice of such shareholder’s intention to make any such nomination is given either by personal delivery or mailed by the United States mail, postage prepaid, certified and return receipt requested, to our Corporate Secretary not later than the later of (i) the close of business on the seventh calendar day following the date on which notice of the meeting of shareholders for the election of directors is first given to shareholders (any such notice of meeting of shareholders shall not be given earlier than the record date for the meeting of shareholders), and (ii) a date that is 90 days prior to the date of such meeting of shareholders. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee, and any other person or persons (naming such person or persons), pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by our board of directors; and (e) the consent of each nominee to serve as one of our directors if so elected.

Code of Ethics

We have adopted a code of ethics, which applies to our principal executive officer, principal financial officer and controller. This code of ethics is publicly available on our website at www.radiantsystems.com or upon request by writing to Radiant Systems, Inc., Attn: Investor Relations Director, 3925 Brookside Parkway, Alpharetta, Georgia 30022. If we make substantial amendments to the code of ethics or grant any waiver, including an implicit waiver, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K within four business days of such amendment or waiver.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our outstanding common stock to file with the SEC reports of changes in ownership of our common stock held by such persons. Executive officers, directors and greater than 10% shareholders are also required to furnish us with copies of all forms they file under this regulation. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, during the fiscal year ended December 31, 2008, our executive officers, directors and greater than 10% shareholders complied with all Section 16(a) filing requirements applicable to them.

Although it is not our obligation to make filings pursuant to Section 16 of the Exchange Act, we have adopted a policy requiring all Section 16 reporting persons to report to our Chief Executive Officer prior to engaging in any transactions in our common stock.

Agreements with Employees

All of our domestic employees, including executive officers, are required to sign a confidentiality and non-solicitation agreement with us restricting the ability of the employee to compete with us during his or her employment, restricting solicitation of customers and employees following employment with us, and providing for ownership and assignment of intellectual property rights to us. Each agreement has an indefinite term, but the employee may terminate employment with us at any time.

EXECUTIVE OFFICERS

Our executive officers are as follows:

Name	Age	Position Held
Alon Goren	43	Chairman of the Board and Chief Technology Officer
John H. Heyman	47	Chief Executive Officer and Director
Mark E. Haidet	41	Chief Financial Officer
Andrew S. Heyman	45	Chief Operating Officer

Executive officers are appointed by our board of directors and hold office at the pleasure of our board of directors. Executive officers devote their full time to our affairs. See “Election of Directors” for information with respect to Alon Goren and John H. Heyman.

Mark E. Haidet has served as our Chief Financial Officer since January 2003. Since joining us in 1997, Mr. Haidet has held the following key leadership positions: Global Solutions Director – Petroleum and Convenience Store Division, Vice President and Managing Director of Global Solutions – Petroleum and Convenience Store Division, Vice President and Managing Director – Hospitality Division, and Vice President of Finance. Prior to joining us, Mr. Haidet served as a management consultant with Andersen Business Consulting, focusing on finance re-engineering and corporate performance management from December 1992 to June 1997. Previously, Mr. Haidet was a certified public accountant with Arthur Andersen’s financial audit practice. He received a B.S. in accounting from Miami University, Ohio.

Andrew S. Heyman has served as our Chief Operating Officer since 2003. Since joining us in 1996, Mr. Heyman has held the following key leadership positions: President – Hospitality Division, Executive Vice President & President of Radiant Systems, Inc., Vice President – Convenience Store Division, and Managing Director of the Radiant Solutions Group. Mr. Heyman served as a senior manager with Accenture, formerly Andersen Consulting, from 1987 to December 1995. He holds a M.S. degree in computer information systems from Georgia State University and a B.B.A. in finance from the University of Georgia. He is the brother of John H. Heyman.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Philosophy and Structure of Executive Compensation Program

We have developed a compensation philosophy that provides a structure for our compensation program. We believe that our compensation program should motivate and reward our named executive officers for achieving performance objectives, and provide our named executive officers with competitive compensation relative to companies of our size and in our industry. Through the use of base salary and short-term cash incentives to promote short-term profitability, and long-term equity incentives to promote long-term objectives, our compensation program ensures that the interests of our named executive officers and our shareholders are effectively aligned. Our compensation program is designed to achieve the following objectives:

•	create shareholder value;

•	attract, retain and motivate high-performing executives;

•	offer a compelling reward structure for our executives that provides the incentive to continue to expand their contributions to us; and

•	differentiate top performers and provide them with superior rewards for superior results.

Determining Named Executive Officer Compensation

A number of individuals and entities contribute to the process of reviewing and determining the compensation of our named executive officers:

•

Independent Members of Our Board of Directors – The independent members of our board of directors make the final determination regarding the annual compensation of our named executive officers after reviewing the recommendations of our compensation committee.

•

Compensation Committee – Our compensation committee makes the final recommendation regarding the annual compensation of our named executive officers after reviewing the recommendations of the Vice President of Human Resources.

•

Chief Executive Officer – Our Chief Executive Officer evaluates the performance of the other named executive officers and reviews the recommendations of our Vice President of Human Resources for reasonableness.

•

Vice President – Human Resources – Our Vice President of Human Resources provides our compensation committee with information regarding the market data used in determining the compensation for our named executive officers and may work with our compensation consultant to make the initial recommendations for the annual compensation of our named executive officers.

•

Compensation Consultant – In the fall of 2007, our compensation committee engaged McDaniel and Associates Consultants Ltd. to provide guidance on executive compensation. As requested by our compensation committee, McDaniel and Associates advised the committee on general marketplace trends in executive compensation and provided guidance on the compensation recommendations of our Vice President of Human Resources. Prior to the fall of 2007, Ernst & Young LLP acted as our compensation consultant.

Elements of Executive Compensation

We implement our compensation philosophy by providing what we believe to be the proper combination of the following three elements of compensation to our named executive officers: base salary, short-term cash incentives and long-term equity incentives. We believe that the appropriate level of compensation is a combination of what is competitive in the market for the position and what is appropriate for the individual employee. We consider a variety of factors in determining the appropriate compensation for each of our named executive officers, including total responsibility and the scope of the position held by the individual, overall experience and qualifications for the position, length of service with us, length of service in the industry, years in the current position with us, our financial and non-financial performance over the relevant period of time, and additional activities performed by the named executive officer, other than identified responsibilities, which have an impact on our business.

In evaluating all elements of compensation, we also use two sources of market data – a national industry executive compensation survey and a peer review based on proxy data (for our Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer) to determine what is competitive in the market. For compensation paid in 2006, the following peer group was used: JDA Software Group, Inc., MICROS Systems, Inc., PAR Technology Corporation, Internet Security Systems, Inc., Manhattan Associates, Inc., S1 Corporation, KRONOS, Inc., MicroStrategy, Inc., and MRO Software, Inc. For compensation paid in 2007, Epicor Software Corporation and Verifone Holdings were added to the 2006 peer group. Beginning with compensation paid in 2008, we added a number of companies to our peer group in order to replace some former peers that were acquired and to create a larger sample size. Peers were primarily chosen if they are technology companies with similar revenues; however, some companies were used because they are direct competitors, even if their revenues are significantly larger. In these cases, we balanced the peer group with companies whose revenues were significantly smaller than ours. The complete 2008 and 2009 peer list includes JDA Software Group, Inc., MICROS Systems, Inc., PAR Technology Corp., Manhattan Associates, Inc., S1 Corporation, MicroStrategy, Inc., Epicor Software Corporation, Verifone Holdings, Inc., Agilysys, Inc., Ariba, Inc., Kenexa Corporation, Informatica Corporation, i2 Technologies, The Ultimate Software Group, Wild River Systems, SPSS, Inc., MSC Software Corporation, Progress Software Corporation and QAD, Inc.

In considering the relative weight that each element of compensation should have within the total compensation paid to our named executive officers, we have determined that the level of risk should increase with the level of responsibility. For our Chief Executive Officer and Chief Operating Officer, we target approximately 25% of total compensation to be in the form of base salary, 20% in the form of short-term cash incentives and 55% in the form of long-term equity incentives. For our Chief Financial Officer and Chief Technology Officer, we target approximately 40% of total compensation to be in the form of base salary, 25% in the form of short-term cash incentives and 35% in the form of long-term equity incentives.

Cash Compensation

Base Salary

Our base salaries are designed to attract and retain high-performing executives. The base salary recommendations for our named executive officers are based on benchmark data from similar size companies in our industry and in our peer group, a review of the officers’ total compensation packages, and an assessment of their past performance and expected future performance. For comparisons to the marketplace, we compare our salaries with the 50th and 75th percentile. We believe that this is appropriate given our relatively strong financial performance in the past few years. The base salaries of our named executive officers are reviewed annually in conjunction with our performance review cycle, which typically occurs during the first quarter of each fiscal year. The primary factor used in determining annual salary adjustments is the officer’s performance; however, the officer’s position in our pay range is also considered. For 2009, the base salaries of our named executive officers will remain at the 2008 levels, which were approved by the independent members of our board of directors: John H. Heyman—$475,000; Alon Goren—$300,000; Andrew S. Heyman—$360,000; and Mark E. Haidet—$285,000. Our decision not to increase the base salaries of our named executive officers is aligned with our decision to manage our business conservatively in light of the declining global economic and market conditions.

Short-Term Cash Incentives

Our short-term cash incentive plans, or STIPs, are designed to give intensity, focus and discipline to the achievement of specific financial and operating results by basing additional compensation on achieving these results. They also serve to attract, retain and motivate senior management personnel and offer a compelling reward structure for our named executive officers. Additionally, we believe that our STIPs provide heightened flexibility to our compensation program, and achieve our objective of differentiating top performers by rewarding them with superior rewards for superior results. For comparisons to the marketplace, we compare our short-term cash incentives with the 50th and 75th percentile.

Our STIPs for our named executive officers are based on the officer’s achievement of certain performance levels, which are primarily tied to measures of company operating income. Our STIPs are designed with two performance levels:

the expected performance level, which we refer to as “Budget,” and the aspirational performance level, which we refer to as “Target.” Budget represents the expected level of achievement and Target represents a higher, more challenging level of achievement. In order for the full potential bonus to be earned, Target must be achieved. Certain portions of the full potential bonus are paid in a proportionate fashion between Budget and Target. For example, if the actual performance level achieved is halfway between Budget and Target, the officer would receive 50% of that portion of the full potential bonus.

Our STIPs for our named executive officers, other than Alon Goren, for 2009 will remain the same as the 2008 plans. Below are the terms of the STIPs for our named executive officers for the 2009 fiscal year:

•	John H. Heyman – Chief Executive Officer

•	Potential bonus = 100% of 2009 base salary

•	Performance measure = operating income

•	Payout calculation

•	67% paid on Budget

•	33% paid proportionately between Budget and Target

•	Payout timing

•	100% paid annually

•	Alon Goren – Chief Technology Officer

•	Potential bonus = 70% of 2009 base salary

•	Performance measure = operating income and other objectives as defined by our Chief Executive Officer

•	Payout calculation

•	67% paid on Operating Income Budget

•	33% paid on the achievement of other objectives as defined by our Chief Executive Officer, if Operating Income Budget is achieved

•	Payout timing

•	100% paid annually

•	Andrew S. Heyman – Chief Operating Officer

•	Potential bonus = 100% of 2009 base salary

•	Performance measure = operating income

•	Payout calculation

•	67% paid on Budget

•	33% paid proportionately between Budget and Target

•	Payout timing

•	100% paid annually

•	Mark E. Haidet – Chief Financial Officer

•	Potential bonus = 70% of 2009 base salary

•	Performance measure = operating income, specified costs as a percent of revenues, and other objectives as defined by our Chief Executive Officer

•	Payout calculation

•	67% paid on Operating Income Budget

•

33% paid on specified costs as a percent of revenues budget (paid proportionately between Budget and Target) and the achievement of other objectives as defined by our Chief Executive Officer, if Operating Income Budget is achieved

•	Payout timing

•	100% paid annually

In its discretion, our compensation committee may recommend that our named executive officers receive discretionary bonuses under our STIPs. These discretionary bonuses are designed to reward our named executive officers for above average performance, and are approved by the independent members of our board of directors. Discretionary awards were made to our Chief Executive Officer and Chief Technology Officer for 2006 performance, but no discretionary awards were made for 2007 or 2008 performance under our STIPs.

The Budgets are aligned with our 12-month operating plan and designed with the expectation that they will likely be achieved by our named executive officers. For the fiscal years ended December 31, 2007 and 2006, each of our named executive officers achieved their Budget. For the fiscal year ended December 31, 2008, none of our named executive officers achieved their Budget, and therefore, no payments were made to such officers for 2008.

The Targets are designed to be more difficult for our named executive officers to achieve and in order for the full incentive bonus to be earned, the Target must be achieved. For the fiscal years ended December 31, 2008, 2007 and 2006, none of our named executive officers achieved their Target.

All members of senior management, approximately 86 individuals, are eligible to participate in our STIPs. All STIPs are reviewed annually during the first quarter of each fiscal year to ensure that the plans are aligned with our overall financial and operational objectives. In general, the awards are calculated and processed after year-end earnings are released and internal financial reports are published. Discretion cannot be, and has not been, exercised to award payments when relevant quarterly and annual expected performance levels are not achieved by our named executive officers. Except as specified in our Senior Executive Change in Control Severance Plan, if a named executive officer’s employment is terminated, all future awards under the STIP are terminated. See “Executive Compensation – Senior Executive Change in Control Severance Plan” for a discussion of the terms of such plan. Our STIPs are “self-funding,” which means that all of the operating income performance levels include the cost of any short-term incentive awards. For additional information on our STIPs, see the “Grants of Plan-Based Awards Table” and the “Narrative Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table.”

Discretionary Cash Bonus in Fiscal Year 2009 for 2008 Performance

In recognition of the significant progress that our named executive officers made towards our three-year strategic plan during the fiscal year ended December 31, 2008, which includes the acquisition of five businesses that we believe will significantly contribute to our performance in the future, and because the value of the equity awarded with the long-term incentive plan was significantly below the 50th percentile, the independent members of our board of directors awarded discretionary cash bonuses to our named executive officers. The amounts paid were intended to partially close that gap to the 50th percentile. John H. Heyman received $408,000, Alon Goren received $63,000, Andrew S. Heyman received $270,000 and Mark E. Haidet received $105,000.

Equity Compensation

Our long-term equity incentive plan is designed to motivate and reward our senior management team for increasing our shareholder value. Generally, we believe that providing our named executive officers with the opportunity to acquire significant stakes in our growth and prosperity through the grants of equity, while maintaining other elements of our compensation programs at conservative levels, will enable us to attract and retain executives with the outstanding management abilities and entrepreneurial spirit that are essential to our ongoing success. Furthermore, we believe this approach to compensation motivates our named executive officers to perform to their full potential and to continue to expand their contributions to us. We believe that dependence on equity for a significant portion of a named executive officer’s compensation more closely aligns such officer’s interests with those of our shareholders, since the ultimate value of such compensation is linked directly to stock price. Our long-term equity incentive plan is aligned with our three-year business strategy, which we believe provides necessary balance to our STIPs, which are aligned with our 12-month operating plan. We have determined that our long-term equity incentive awards should generally be between the 50th and 75th percentile of the comparative market.

Awards under our Amended and Restated 2005 Long-Term Incentive Plan, referred to in this proxy statement as the 2005 Plan, may consist of restricted stock, performance units, stock appreciation rights, incentive stock options, non-qualified stock options, phantom stock or any combination of the foregoing. We believe that the various awards available under the 2005 Plan give us greater flexibility to respond to market-competitive changes in equity compensation practices.

Historically, we utilized non-qualified stock options as our primary equity award under the 2005 Plan; however, we annually consider the use of other equity awards that may provide a more efficient way to deliver the same value with less expense and less dilution. In the fall of 2007, we decided that beginning with the long-term equity compensation to be paid in the 2008 fiscal year, we would utilize restricted stock in addition to non-qualified stock options. There were several reasons for this change, including that the use of restricted stock:

•	has grown in the technology industry over the past few years;

•	results in less dilution since restricted stock requires fewer shares to deliver the same value as a stock option;

•	better balances risks and rewards; and

•	assists in retaining named executive officers because it always has value.

However, we also feel that it is important that our named executive officers be rewarded for increasing the value of our common stock and, for this reason, we designed our long-term equity incentive plan such that the named executive officers receive a greater percentage of their awards as non-qualified stock options as compared to other members of our senior management team. In fiscal year 2008, for each of our named executive officers, 75% of the award value was granted in the form of non-qualified stock options and 25% of the award value was granted in the form of restricted stock. We believe that this reflects the greater ability of our named executive officers to impact our overall performance, and holds them accountable and rewards them for increasing the value of our common stock for our shareholders. The number of shares that corresponded to the total award value for each named executive officer was based on the average closing price of our common stock for the five business days prior to and including the date of grant. In fiscal year 2009, for each of our named executive officers, 50% of the award value was granted in the form of non-qualified stock options and 50% of the award was granted in the form of restricted stock. In order to slightly offset the number of stock options that the named executive officers hold that are currently underwater, we revised the percentage allocation of the equity award. In addition, by relying more heavily on restricted stock, we are able to use the current shares that we have available for issuance in a more conservative fashion. Although our long-term equity incentive awards are generally between the 50th and 75th percentile of the comparative market, the awards in fiscal year 2009 were significantly below the 50th percentile and the awards were significantly below the awards granted in fiscal year 2008. See “Determining Equity Value for 2009” below for further information.

The 2005 Plan currently authorizes the issuance of up to 4,500,000 shares of our common stock and the maximum that may be granted to any one employee in any calendar year is 250,000 shares. For additional information on the 2005 Plan, see “Stock Option Plans – Amended and Restated 2005 Long-Term Incentive Plan.” All employees are eligible to participate in our long-term equity incentive plan, although at this point, we are only utilizing the 2005 Plan to compensate members of our senior management team. Awards to our named executive officers are typically granted annually for the prior year’s performance in conjunction with our performance review cycle. Historically, stock option awards have vested annually in three equal increments beginning 12 months from the date of grant, expired five years from the date of grant and had an exercise price equal to the fair market value on the date of grant. Beginning with the awards granted in fiscal year 2009, stock option awards will expire seven years from the date of grant. The vesting schedule and determination of the exercise price will remain the same. The restricted stock awards vest 100% on the third anniversary of the date of grant.

During the 2006 fiscal year, our compensation committee determined awards for our Chief Executive Officer and Chief Technology Officer, and our Chief Executive Officer determined awards for our other named executive officers pursuant to delegated authority in April of 2006. During the 2007, 2008 and 2009 fiscal years, our compensation committee recommended, and the independent members of our board of directors approved, awards for all of our named executive officers in March of 2007, 2008 and 2009, respectively.

Determining Equity Value for 2006 and 2007

Grants of long-term incentive awards are generally based upon the level of the named executive officer’s position with us and an evaluation of the named executive officer’s performance during the prior fiscal year against our three-year strategic plan objectives. To determine a guideline for the potential number of options awarded to our named executive officers in the 2006 and 2007 fiscal years, we utilized the “targeted value” approach, which directly tied the number of options granted to the expected value of our stock. First, we looked at market data to determine a guideline dollar value for the equity awards. For example, if companies in the 50th to 75th percentile were awarding options worth $10,000, our guideline dollar value for awards was $10,000. Second, we determined the targeted value per share, which is the amount per share by which we expected our stock price to increase over the next three years. The guideline dollar value was then divided by the targeted value per share to determine a guideline for the potential number of options to be awarded. Therefore, if the targeted value per share was $10, the guideline number of options to be issued was 1,000. For the awards granted in April of 2006, the guideline number of options was determined in the last quarter of 2005 and the targeted value per share was proposed by our Chief Financial Officer and approved by our Chief Executive Officer. For the awards granted in March of 2007, the guideline number of options was determined in the last quarter of 2006 and our compensation committee reviewed and approved the targeted value per share that was determined by our Chief Executive Officer and Chief Financial Officer.

To determine whether or not a named executive officer actually received the guideline number of options, we reviewed whether or not the named executive officer achieved certain strategic goals that were set at the beginning of the prior fiscal year. The list of strategic goals is unique for each named executive officer, but typically contains goals related to improving margins, developing strategies, integrating products and strengthening business units. The determination of whether or not such goals had been successfully achieved was a subjective determination made by either our compensation committee, for the Chief Executive Officer and Chief Technology Officer, or by our Chief Executive Officer, for the other named executive officers pursuant to delegated authority. As applicable, our compensation committee and Chief Executive Officer also had discretion in determining the number of options that were received and were not restricted by the guideline number of options calculated using the “targeted value” approach. None of the named executive officers had knowledge of their own guideline number of options, but the officers were aware that their equity compensation was based on their achievement of their strategic goals. Each of the named executive officers may receive less than a guideline number of options based on his performance against strategic goals. For the 2006 fiscal year, one of our named executive officers received a grant higher than the guideline number of options, two of our named executive officers received a grant equal to the guideline number of options and one of our named executive officers received a grant less than the guideline number of options. For the 2007 fiscal year, three of our named executive officers received grants higher than the guideline number of options and one of our named executive officers received a grant equal to the guideline number of options.

For fiscal years 2006, 2007 and 2008, our annual awards of stock options had a five-year term. We believed that this shorter term increased accountability for our named executive officers to deliver shareholder value by limiting the amount of time the named executive officer had to receive actual value from the grant. The declining global market conditions have highlighted a negative consequence of granting options with shorter terms. The shorter term has reduced the retention value of our option awards because, with the extreme decrease in the market price of our stock, it is less likely that the stock options granted to our named executive officers will achieve significant value prior to expiration. As a consequence, for the fiscal year 2009 annual awards of stock options, the term has been increased to seven years, which is the maximum term under the 2005 Plan.

Determining Equity Value for 2008

During the 2008 fiscal year, the total desired value of equity, or guideline, paid to each named executive officer was determined through the use of market data from a national industry survey and a study of our peer group. To establish a guideline for our named executive officers, we reviewed the 50th and 75th percentile data. In determining the number of shares of stock and number of stock options needed to deliver the total desired value of equity, we used the face value for restricted stock and the net present value for non-qualified stock options. Face value was determined based on the average closing price of our common stock for the five business days prior to and including the grant date. This value was divided into the guideline restricted stock value to determine the number of shares. Using an average price over the course of five days is intended to account for any volatility in the price of our common stock. This same average price was used as the starting point for calculating the net present value for the non-qualified stock options. Net present value is a common valuation method and is one of the methodologies used for valuing stock options by the national industry survey that we utilize to help us determine the compensation for our named executive officers. The net present value methodology used in the survey attempts to predict the future spread of an option and discounts it back to present day dollars in order to arrive at a grant date value. In order to achieve this, several assumptions are made by the survey provider to facilitate comparisons across companies, which include the following:

•	holding period (term) of four years, which is consistent with average assumption used for SFAS 123(R) reporting purposes among high-technology and life sciences companies;

•	annualized stock price growth rate of 12%, which is consistent with long-term returns for broad technology indices; and

•	risk-free rate of return of 4.5%.

Using these assumptions, a net present value per share was calculated. This per share value was divided into the guideline to be granted as non-qualified stock options to determine the number of shares to grant. The exercise price was the closing price on the date of grant. The use of the net present value to calculate the number of shares is a change we implemented for the 2008 fiscal year. Prior to this, we used a targeted value. We decided to begin using net present value instead of targeted value because we believe net present value provides an objective way to estimate the value of an award and facilitates comparisons to market data to determine competitive award levels. Additionally, the targeted value approach overvalued our shares relative to the growth assumptions used in the national industry survey, which resulted in less competitive awards for our named executive officers. As in the past, the named executive officer may receive more or less than the guideline award based on the achievement of strategic objectives. For the 2008 fiscal year, one of our named executive officers received a guideline award, and three received an award below the guideline. In March of 2008, the independent members of our board of directors awarded stock options and shares of restricted common stock to each of our named executive officers under the 2005 Plan as follows: John H. Heyman received 166,174 stock options and 26,634 shares of restricted stock; Alon Goren received 29,081 stock options and 4,661 shares of restricted stock; Andrew S. Heyman received 110,783 options and 17,756 shares of restricted stock; and Mark E. Haidet received 41,544 options and 6,658 shares of restricted stock. The stock options vest annually in three equal increments beginning in March of 2009 and expire in March of 2013, and the shares of restricted stock fully vest in March of 2011.

Determining Equity Value for 2009

During the 2009 fiscal year, we utilized market data to determine the guideline award for our named executive officers. Although we reviewed both 50th and 75 th percentile data, we determined that, given the current global economic and market conditions and the number of shares we have available for issuance, the awards in the 2009 fiscal year would be significantly below the 50th percentile. We continue to rely on the net present value calculation to determine the number of shares that corresponds to the equity award value, but have chosen to rely on a six-month average stock price rather than a five-day average stock price given the extraordinary market conditions. Using this value enables us to provide our named executive officers with an award that is motivational in nature, while also utilizing an appropriate number of our available shares.

We determined specific equity awards based on the named executive officer’s performance against strategic goals. The determination of whether or not such goals had been successfully achieved was a subjective determination made by our compensation committee. Although the global economic recession resulted in lower short-term financial results during fiscal year 2008 than expected, a number of strategic goals were met, including the acquisition of five businesses that we believe will significantly contribute to our performance in the future. Since each of our named executive officers achieved a portion of their strategic goals, the independent members of our board of directors determined that each of them qualified for an equity award. All of our named executive officers received a grant that was below the guideline for their position and below the 50th percentile of the comparative market.

In March of 2009, the independent members of our board of directors awarded stock options and shares of restricted common stock to each of our named executive officers under the 2005 Plan as follows: John H. Heyman received 127,500 stock options and 61,200 shares of restricted stock; Alon Goren received 19,688 stock options and 9,450 shares of restricted stock; Andrew S. Heyman received 84,375 options and 40,500 shares of restricted stock; and Mark E. Haidet received 32,813 options and 15,750 shares of restricted stock. The stock options vest annually in three equal increments beginning in March of 2010 and expire in March of 2016, and the shares of restricted stock fully vest in March of 2012.

Extension of Term of Options

In October of 2004, we granted options, under the 1995 Long-Term Incentive Plan, referred to in this proxy statement as the 1995 Plan, to senior management to kick-off our three-year strategic plan. Under the terms of the grants, all of the options vest in full after five years, although the vesting may be accelerated based on the achievement of stock price milestones. The price milestones are achieved when our common stock trades for 20 consecutive days at the milestone price or higher based on the daily high trading price. The first price milestone was achieved in March of 2005, the second price milestone was achieved in December of 2005, and the third price milestone has not been achieved. Given the current market conditions, we do not anticipate that the third price milestone will be achieved prior to the vesting date in October of 2009.

Although the 1995 Plan permitted a ten-year expiration term, the options were granted with a six-year term and are scheduled to expire in October of 2010. On March 3, 2009, the independent members of our board of directors approved the extension of the term of these options by four years to October of 2014. Our board of directors has determined that it is reasonable and in our best interest to extend the term of these options based on the following:

•

due to the current extraordinary market conditions, our stock price is extremely low, which we believe is not a consequence of the poor performance of our senior managers, but is rather a consequence of overall declining global economic conditions outside of the senior managers’ control;

•	as of March 3, 2009, all existing options were underwater and therefore provide no retention value;

•	although it may be appropriate to seek the approval of our shareholders for a repricing or stock exchange in the future, we believe that such action would be premature at this time; and

•

extending the term of the options gives the market additional time to rebound, which may restore the retention value of the options by giving our senior managers the opportunity to realize the value of these options.

Our board of directors extended the terms of approximately 700,000 options. Of the 700,000 options, the named executives officers held the following number of options: John H. Heyman – 150,000; Alon Goren – 50,000; Andrew S. Heyman – 90,000; and Mark E. Haidet – 20,748. The exercise price of the options is $4.66 per share.

Senior Executive Change in Control Severance Plan

On May 29, 2008, our board of directors adopted the Senior Executive Change in Control Severance Plan, referred to in this proxy statement as the Severance Plan. The purpose of the Severance Plan is to assure us of the continued dedication, loyalty and service of, and the availability of objective advice and counsel from, our senior executives in the event of a change in control. We believe that the Severance Plan is necessary to maintain stability among our senior executives, and that the terms of the Severance Plan are reasonable based on our review of similar provisions for similar companies. See “Executive Compensation – Senior Executive Change in Control Severance Plan” for a discussion of the terms of the Severance Plan.

Equity Ownership Guidelines

On March 24, 2008, our board of directors approved equity ownership guidelines for our named executive officers, which are as follows: Chief Executive Officer – 5 times base salary; Chief Technology Officer – 4 times base salary; Chief Operating Officer – 3 times base salary; and Chief Financial Officer – 1 times base salary. Unvested shares of restricted stock are counted towards the achievement of these guidelines; while options are not counted until exercised. Our named executive officers will have five years to meet the approved equity ownership guidelines. After the five year grace period, if holdings of any named executive officer fall below the requirements, such named executive officer will not be permitted to sell shares until the guidelines are met. In its discretion, our board of directors may revise the equity ownership guidelines or delay the imposition of the penalty for any named executive officer who does not meet the equity ownership guidelines.

Deductibility of Executive Compensation

As part of its role, our compensation committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, as amended, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met. We believe that compensation paid under our incentive plans is generally fully deductible for federal income tax purposes. However, in certain circumstances, our compensation committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our named executive officers.

Accounting for Stock-Based Compensation

Beginning January 1, 2006, we began accounting for stock-based payments in accordance with the requirements of SFAS No.123R. Historically, we utilized non-qualified stock options as our primary equity award under our equity incentive plan; however, beginning with the 2008 fiscal year, we also now utilize restricted stock.

Summary Compensation Table for Fiscal Years 2006, 2007 and 2008

The following table provides certain information for the fiscal years ended December 31, 2006, 2007 and 2008 concerning compensation earned for services rendered in all capacities by our principal executive officer, principal financial officer and our two other executive officers during the fiscal years ended December 31, 2006, 2007 and 2008.

Name and Principal Position	Year	Salary ($)[1]		Bonus ($)[2]		Stock Awards ($)[3]	Option Awards ($)[3]		Non-Equity Incentive Plan Compensation ($)[4]		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)[5]		Total ($)
(a)	(b)	(c)		(d)		(e)	(f)		(g)		(h)	(i)		(j)
John H. Heyman Chief Executive Officer	2008 2007 2006	$ $ $	467,308 417,308 375,000	$ $	408,000 — 100,000	$98,635 — —	$ $ $	606,341 330,202 248,030	$ $	— 339,448 254,447	— — —	$ $ $	7,548 7,500 6,404	$ $ $	1,587,832 1,094,458 983,881

Alon Goren Chairman and Chief Technology Officer	2008 2007 2006	$ $ $	297,877 284,477 275,000	$ $	63,000 — 75,000	$17,261 — —	$ $ $	128,170 109,099 115,674	$ $	— 194,300 131,713	— — —		— — —	$ $ $	506,308 587,876 597,387

Andrew S. Heyman Chief Operating Officer	2008 2007 2006	$ $ $	354,615 321,154 300,000		$270,000 — —	$65,757 — —	$ $ $	460,920 301,783 178,300	$ $	— 303,388 277,762	— — —	$ $ $	7,500 7,750 6,264	$ $ $	1,158,792 934,075 762,326

Mark E. Haidet Chief Financial Officer	2008 2007 2006	$ $ $	281,708 258,431 230,000		$105,000 — —	$24,657 — —	$ $ $	168,343 116,238 92,862	$ $	— 150,331 136,464	— — —	$ $ $	7,475 6,875 5,199	$ $ $	587,183 531,875 464,525

[1]

The 2007 base salaries for the named executive officers did not become effective until February of 2007. The 2008 base salaries for the named executive officers did not become effective until February of 2008.

[2]	The 2008 bonus reflects cash paid by us in 2009 in lieu of equity for services performed in 2008.
[3]

Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Stock-based Compensation Expense” included in our Annual Report on Form 10-K filed on March 6, 2009 for the relevant assumptions used to determine the valuation of our stock and option awards.

[4]	Performance measures were satisfied and cash awards were earned in the 2006 fiscal year and 2007 fiscal year, but paid in the 2007 fiscal year and 2008 fiscal year, respectively.
[5]	Represents our 401(k) Plan matching contributions.

Grants of Plan-Based Awards during Fiscal Year 2008

The following table provides certain information concerning the grants of awards in 2008 to the named executive officers pursuant to plans.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)[1]	All Other Option Awards: Number of Securities Underlying Options (#)[1]	Exercise or Base Price of Option Awards ($/Sh)	Full Grant- Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
John H. Heyman	3/24/08	—	—	—	—	—	—	26,634	—	—	$382,967
	3/24/08	—	—	—	—	—	—	—	166,174	$14.38	$908,768
Alon Goren	3/24/08	—	—	—	—	—	—	4,661	—	—	$67,025
	3/24/08	—	—	—	—	—	—	—	29,081	$14.38	$159,038
Andrew S. Heyman	3/24/08	—	—	—	—	—	—	17,756	—	—	$255,331
	3/24/08	—	—	—	—	—	—	—	110,783	$14.38	$605,847
Mark E. Haidet	3/24/08	—	—	—	—	—	—	6,658	—	—	$95,742
	3/24/08	—	—	—	—	—	—	—	41,544	$14.38	$227,194

[1]	The amounts shown represent grants under our 2005 Plan.

None of our named executive officers has a written employment agreement with us. The independent members of our board of directors approved the following cash compensation for 2008: Alon Goren, Chairman of our board of directors and our Chief Technology Officer, had a base salary of $300,000 and a $63,000 discretionary bonus; John H. Heyman, our Chief Executive Officer and a director, had a base salary of $475,000 and a $408,000 discretionary bonus; Mark E. Haidet, our Chief Financial Officer, had a base salary of $285,000 and a $105,000 discretionary bonus; and Andrew S. Heyman, our Chief Operating Officer, had a base salary of $360,000 and a $270,000 discretionary bonus. The 2008 base salaries did not become effective until February of 2008; therefore, the amounts actually earned and paid were less than the amounts approved. In the aggregate, the amount of salary and bonus represented approximately 50% of total compensation. The stock options and restricted stock granted to our named executive officers in April of 2006, March of 2007 and March of 2008 were grants under our 2005 Plan. These stock options vest annually in three equal increments beginning in April of 2007, March of 2008 and March of 2009, respectively, and expire in April of 2011, March of 2012 and March of 2013, respectively. For additional information on stock options and restricted stock awards, see “Compensation Discussion and Analysis – Equity Long-Term Compensation.”

Our named executive officers are entitled to all benefits generally made available to our employees, including the eligibility to participate in our 401(k) plan. Our 401(k) plan is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Code. In general, all of our employees, working at least 20 hours per week, and who are at least 21 years of age are eligible to participate on the first of the month following the date they were hired. Our 401(k) plan includes a salary deferral arrangement pursuant to which the participants may contribute, subject to certain Code limitations, a minimum of 1% and a maximum of 80% of their salary on a pre-tax basis (up to $15,500 per year for 2008). We may make both matching and additional contributions, subject to certain Code limitations, at the discretion of our board of directors each year. A separate account is maintained for each participant in our 401(k) plan. The portion of a participant’s account attributable to his or her own contributions is 100% vested. Distributions from our 401(k) plan may be made in the form of a lump-sum cash payment or in installment payments. We made the following matching contributions for each of our named executive officers in 2006, 2007 and 2008, respectively: (i) $0, $0 and $0 for Alon Goren, Chairman of our board of directors and our Chief Technology Officer; (ii) $6,404, $7,500 and $7,548 for John H. Heyman, our Chief Executive Officer and a director; (iii) $5,199, $6,875 and $7,475 for Mark E. Haidet, our Chief Financial Officer; and (iv) $6,264, $7,750 and $7,500 for Andrew S. Heyman, our Chief Operating Officer.

Stock Option Plans

1995 Stock Option Plan. Our directors and shareholders approved the 1995 Stock Option Plan for employees who were contributing significantly to our business or our subsidiaries as determined by our board of directors or the committee administering the 1995 Plan. The 1995 Plan provided for the grant of incentive and non-qualified stock options to purchase up to 13,000,000 shares of common stock at the discretion of our board of directors or a committee designated by our board of directors to administer the 1995 Plan.

The option exercise price of incentive stock options must be at least 100% (110% in the case of a holder of 10% or more of our common stock) of the fair market value of the stock on the date the option is granted and the options are exercisable by the holder thereof in full at any time prior to their expiration in accordance with the terms of the 1995 Plan. Incentive stock options granted pursuant to the 1995 Plan expire five to ten years from the date the option is granted. Options granted under the 1995 Plan typically vest over a period of three to five years, or based on stock price milestones associated with our strategic plan. As of December 31, 2008, options to purchase 3,872,087 shares of our common stock were outstanding pursuant to the 1995 Plan. The 1995 Plan expired on December 20, 2005.

Directors Plan. Our directors and shareholders approved the Non-Management Directors’ Stock Option Plan, referred to in this proxy statement as the Directors Plan. The purpose of the Directors Plan was to secure for us the benefits of the additional incentive inherent in the ownership of our common stock by our non-employee directors and to help us secure and retain the services of such non-employee directors. The Directors Plan was intended to be a self-governing formula plan. To this end, the Directors Plan required minimal discretionary action by any administrative body with regard to any transaction under the Directors Plan. Eligible persons under the Directors Plan were our directors who were not our employees or employees of any of our affiliates, referred to herein as outside directors. A maximum of 300,000 shares of common stock has been reserved by us for issuance under the Directors Plan, which number was subject to adjustment in certain circumstances in order to prevent dilution or enlargement. Each outside director was granted an option to purchase 25,000 shares of common stock upon joining our board of directors. Each outside director was also granted an option to purchase 10,000 shares of common stock as of the last business day of each fiscal year. In March of 2006, our board of directors resolved that the year-end grants to our outside directors would be issued from the 2005 Plan. As of December 31, 2008, options to purchase 242,700 shares of our common stock were outstanding pursuant to the Directors Plan. The Directors Plan expired on January 20, 2007.

Amended and Restated 2005 Long-Term Incentive Plan. Our directors and shareholders have approved the Amended and Restated 2005 Long-Term Incentive Plan. The intent of the 2005 Plan is to replace both the 1995 Plan and the Directors’ Plan and become the only plan for providing equity-based long-term incentive compensation to our directors and employees, other than the Employee Stock Purchase Plan. Options previously granted under the Plan and the Directors’ Plan will remain exercisable in accordance with the terms of the respective plans. The 2005 Plan provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance units and phantom stock. The 2005 Plan currently authorizes the issuance of up to 4,500,000 shares of our common stock and the maximum that may be granted to any one employee in any calendar year is 250,000. No grants may be made under the 2005 Plan subsequent to April 24, 2015. During the fiscal years ended December 31, 2006, 2007 and 2008, 733,958, 755,102 and 926,561 options were issued to employees and directors, respectively. During the fiscal year ended December 31, 2008, 313,200 shares of restricted stock were issued to employees and directors. As of December 31, 2008, options to purchase 2,244,081 shares of our common stock and 301,864 shares of restricted common stock were outstanding pursuant to the 2005 Plan. For additional information on the 2005 Plan, see “Executive Compensation – Compensation Discussion and Analysis – Equity Compensation.”

The exercise price of stock options granted under the 2005 Plan is determined by our compensation committee, but may not be less than the fair market value per share of our common stock on the date of grant (or in the case of certain incentive options, 110% of fair market value). Stock options may be exercised in whole or in part by the option holder, but in no event later than seven years from the date of the grant, in the case of an incentive stock option, or seven years and six months from the date of grant, in the case of a non-qualified stock option. The purchase price for the shares may be paid in cash, shares of our common stock owned by the participant for more than six months, by withholding shares of common stock issuable upon exercise of the stock option, by offsetting compensation due or accrued for services rendered, by same-day sale commitment, by margin commitment, by a combination of the above or by another method acceptable to our compensation committee, in each case as determined by our compensation committee and as set forth in the applicable award agreement. In the event of a change in control, all stock options outstanding under the 2005 Plan and not previously exercisable will become fully exercisable.

Upon exercise of a stock appreciation right, a participant will be entitled to receive an amount in cash or shares of common stock, or a combination of the foregoing, equal in value to the excess of the fair market value of one share of common stock on the date of exercise over the fair market value of one share of common stock on the date of grant, multiplied by the number of shares in respect of which the stock appreciation right is exercised. In the event of a change in control, all stock appreciation rights outstanding under the 2005 Plan and not previously exercisable or vested shall become fully exercisable and vested.

In granting performance units, the compensation committee will determine a performance period of one or more years and will determine the performance objectives for grants of performance units. Performance objectives may vary from participant to participant and between groups of participants, and may be based upon such criteria or combination of factors as the compensation committee may deem appropriate and which are set forth in the 2005 Plan. Performance units may be paid in cash or shares of common stock, or a combination of the foregoing. At the beginning of a performance period, the compensation committee will determine for each participant eligible for performance units the amount of the award (which may be fixed or may vary in accordance with the applicable performance goals) that will be paid as an award if the relevant measure of performance for the performance period is met. In the event of a change in control, the rights to receive any performance units shall become fully vested.

Restricted stock granted under the 2005 Plan will be subject to a restriction period commencing on the date of grant of the award and ending on such date or upon such achievement of such performance or other criteria as our compensation committee shall determine. Except as otherwise provided in the 2005 Plan, no shares of restricted stock may be sold, exchanged, transferred or pledged or otherwise disposed of during the restriction period. In the event of a change in control, the restriction period applicable to any restricted stock granted under the 2005 Plan will end, and all shares of restricted stock shall become fully vested.

For each share of phantom stock awarded under the 2005 Plan, a participant is entitled to receive an amount in cash and/or shares of common stock equal in value to the fair market value of one share of common stock at the applicable date or upon the occurrence of an applicable event as specified in the applicable award agreement.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table provides certain information concerning the outstanding equity awards for each named executive officer as of December 31, 2008. The number of options held as of December 31, 2008 includes options granted under the Plan and the 2005 Plan.

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)		(d)		(e)	(f)		(g)		(h)	(i)	(j)
John H. Heyman	15,000	—		—		$7.2917	4/15/2009		—		—	—	—
	22,500	—		—		$7.0000	6/15/2009		—		—	—	—
	59,999	—		—		$22.8333	12/15/2009		—		—	—	—
	40,000	20,000	[1]	—		$13.0000	4/28/2011		—		—	—	—
	40,000	—		—		$6.2000	10/15/2011		—		—	—	—
	70,295	—		—		$5.6300	10/19/2011		—		—	—	—
	28,500	57,000	[2]	—		$12.2700	3/15/2012		—		—	—	—
	117,500	—		—		$9.3300	4/15/2012		—		—	—	—
	—	166,174	[3]	—		$14.3800	3/24/2013		—		—	—	—
	40,000	—		—		$6.7500	10/15/2013		—		—	—	—
	100,000	—		50,000	[4]	$4.6600	10/15/2010	[5]	—		—	—	—
	45,000	—		—		$4.6600	10/15/2014		—		—	—	—
	—	—		—		—	—		26,634	[6]	$89,757	—	—
Alon Goren	13,334	6,666	[1]	—		$13.0000	4/28/2011		—		—	—	—
	40,000	—		—		$6.2000	10/15/2011		—		—	—	—
	71,010	—		—		$5.6300	10/19/2011		—		—	—	—

[1]	Options become exercisable on April 28, 2009.
[2]	Half of the options became exercisable on March 15, 2009 and half of the options become exercisable on March 15, 2010.
[3]	One third of the options became exercisable on March 24, 2009 and one third of the options become exercisable on each of March 24, 2010 and March 24, 2011.
[4]	Options vest based on stock price milestones associated with our strategic plan, but no later than October 15, 2009.
[5]	On March 3, 2009, the expiration date was extended to October 15, 2014.
[6]	Stock vests March 24, 2011.

	14,666	7,334	[2]	—		$12.2700	3/15/2012		—		—	—	—
	60,000	—		—		$9.3300	4/15/2012		—		—	—	—
	—	29,081	[3]	—		$14.3800	3/24/2013		—		—	—	—
	40,000	—		—		$6.7500	10/15/2013		—		—	—	—
	27,600	—		—		$4.6600	10/15/2014		—		—	—	—
	33,334	—		16,666	[4]	$4.6600	10/15/2010	[5]	—		—	—	—
	—	—		—		—	—		4,661	[6]	$15,708	—	—
Andrew S. Heyman	29,806	—		—		$4.5000	1/15/2009		—		—	—	—
	37,500	—		—		$7.2917	4/15/2009		—		—	—	—
	60,000	—		—		$22.8333	12/15/2009		—		—	—	—
	29,067	14,533	[1]	—		$13.0000	4/28/2011		—		—	—	—
	70,308	—		—		$5.6300	10/19/2011		—		—	—	—
	40,000	—		—		$6.2000	10/15/2011		—		—	—	—
	30,000	60,000	[2]	—		$12.2700	3/15/2012		—		—	—	—
	40,000	—		—		$9.3300	4/15/2012		—		—	—	—
	—	110,783	[3]	—		$14.3800	3/24/2013		—		—	—	—
	40,000	—		—		$6.7500	10/15/2013		—		—	—	—
	37,960	—		—		$4.1000	5/17/2014		—		—	—	—
	60,000	—		30,000	[4]	$4.6600	10/15/2010	[5]	—		—	—	—
	—	—		—		—	—		17,756	[6]	$59,838	—	—
Mark E. Haidet	8,437	—		—		$7.2917	4/15/2009		—		—	—	—
	30,000	—		—		$22.8333	12/15/2009		—		—	—	—
	10,000	—		—		$15.4000	4/16/2011		—		—	—	—

[1]	Options become exercisable on April 28, 2009.
[2]	Half of the options became exercisable on March 15, 2009 and half of the options become exercisable on March 15, 2010.
[3]	One third of the options became exercisable on March 24, 2009 and one third of the options become exercisable on each of March 24, 2010 and March 24, 2011.
[4]	Options vest based on stock price milestones associated with our strategic plan, but no later than October 15, 2009.
[5]	On March 3, 2009, the expiration date was extended to October 15, 2014.
[6]	Stock vests March 24, 2011.

12,000	6,000	[1]	—		$13.000	4/28/2011		—		—	—	—
6,020	—		—		$5.6300	10/19/2011		—		—	—	—
22,500	—		—		$6.2000	10/15/2011		—		—	—	—
10,000	20,000	[2]	—		$12.2700	3/15/2012		—		—	—	—
7,500	—		—		$9.3300	4/15/2012		—		—	—	—
—	41,544	[3]	—		$14.3800	3/24/2013		—		—	—	—
45,000	—		—		$6.7500	10/15/2013					—	—
7,952	—		—		$4.1000	5/17/2014					—	—
5,748	—		15,000	[4]	$4.6600	10/15/2010	[5]				—	—
—	—		—		—	—		6,658	[6]	$22,437	—	—

[1]	Options become exercisable on April 28, 2009.
[2]	Half of the options became exercisable on March 15, 2009 and half of the options become exercisable on March 15, 2010.
[3]	One third of the options became exercisable on March 24, 2009 and one third of the options become exercisable on each of March 24, 2010 and March 24, 2011.
[4]	Options vest based on stock price milestones associated with our strategic plan, but no later than October 15, 2009.
[5]	On March 3, 2009, the expiration date was extended to October 15, 2014.
[6]	Stock vests March 24, 2011.

Option Exercises and Stock Vested during Fiscal Year 2008

The following table provides certain information concerning the option exercises for each named executive officer during the fiscal year ended December 31, 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
John H. Heyman	—	—	—	—
Alon Goren	—	—	—	—
Andrew S. Heyman	18,001	$123,860	—	—
Mark E. Haidet	11,625	$119,629	—	—

Senior Executive Change in Control Severance Plan

Our board of directors has approved and adopted the Severance Plan. Under the Severance Plan, a change in control generally means the following:

•

the acquisition by an individual, entity or group (within the meaning of Section 409A of the Code) of ownership of our stock that, together with stock held by such person, constitutes more than 50% of the total fair market value or total voting power of our stock;

•

the acquisition by an individual, entity or group (within the meaning of Section 409A of the Code) during the twelve-month period ending on the date of the most recent acquisition by such person of ownership of our stock possessing 35% or more of the total voting power of our stock;

•

the replacement of a majority of the members of our board of directors during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of our board of directors prior to the date of the appointment or election; or

•

the acquisition by an individual, entity or group (within the meaning of Section 409A of the Code) during the twelve-month period ending on the date of the most recent acquisition by such person of our assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately prior to such acquisition.

In the event we terminate a participant’s employment without cause or the participant terminates employment with good reason, on or within twelve months after a change in control, we will (1) pay to the participant a lump sum cash payment equal to the participant’s base salary and projected bonus for the applicable severance period, (2) continue the participant’s health and welfare benefits for a maximum of 18 months, and (3) accelerate the vesting of all equity awards granted to the participant. Upon a change in control, a portion of the severance benefits may be subject to an additional 20% excise tax. The participation agreements entered into between us and the participants will either provide for (1) a gross-up payment to make participants whole for the excise tax on an after-tax basis, or (2) a cutback provision that would reduce severance benefits to one dollar less than the maximum amount that may be paid without triggering the excise tax if the cutback would result in an increase in the net after-tax benefits.

Our board of directors has designated each of our named executive officers and certain other key employees as initial participants in the Severance Plan, and approved the following severance periods for each of our named executive officers: John H. Heyman – two years; Alon Goren – one year; Andrew S. Heyman – one and one-half years; and Mark E. Haidet – one and one-half years. The participation agreements for John H. Heyman, Andrew S. Heyman and Mark E.

Haidet provide for gross-up payments and the participation agreement for Alon Goren provides for a cutback provision. Assuming (1) a change in control occurred on December 31, 2008; (2) the named executive officers were terminated without cause or terminated employment with good reason; and (3) awards granted to the named executive officers in the last twelve months were not granted in connection with the change in control, the estimated payment amounts would have been as follows: $2,531,266 for John H. Heyman; $1,054,513 for Andrew S. Heyman; $679,638 for Mark E. Haidet; and $437,122 for Alon Goren.

Prior to receiving any severance benefits, participants will be required to execute a waiver/release of claims. If a participant is a “specified employee” within the meaning of Section 409A of the Code, any payment of “deferred compensation” under Section 409A of the Code will be made within 15 days after the end of the sixth-month period beginning on the date of such termination of employment or, if earlier, within 15 days after appointment of the personal representative or executor of the participant’s estate following his death.

Director Compensation Table

The following table provides certain information concerning compensation for each director during the fiscal year ended December 31, 2008.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)(4)	Option Awards ($)(2)(3)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
James S. Balloun	$82,500	—	$43,664	—	—	—	$126,164

William A. Clement, Jr.	$85,000	—	$47,949	—	—	—	$132,949

J. Alexander Douglas, Jr.	$77,500	—	$43,664	—	—	—	$121,164

Michael Z. Kay	$90,000	—	$43,664	—	—	—	$133,664

Donna A. Lee	$80,000	—	$82,685	—	—	—	$162,685

(1)	Alon Goren and John H. Heyman, both of whom are members of our board of directors, have been omitted from this table since they receive no compensation for serving on our board of directors.
(2)	Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Stock-based Compensation Expense” included in our Annual Report on Form 10-K filed on March 6, 2009 for the relevant assumptions used to determine the valuation of our stock and option awards. Stock awards were granted to our directors on December 31, 2008; therefore, for financial statement reporting purposes in accordance with FAS123R, no amount was reported for 2008.
(3)	The grant date fair value of each stock award to our directors is $7,205. The grant date fair value of each stock option award to our directors is $30,330. The stock and options were issued from our 2005 Plan.
(4)	The following are the aggregate number of stock awards and option awards outstanding that have been granted to each of our director as of December 31, 2008: Mr. Balloun – 9,000 and 92,150; Mr. Clement – 9,000 and 61,250; Mr. Douglas – 9,000 and 94,650; Mr. Kay – 9,000 and 99,650; and Ms. Lee – 9,000 and 41,250.

Discussion of Director Compensation

Our compensation committee reviews director compensation levels and practices periodically, and recommends to the board of directors, from time to time, changes in such compensation levels and practices. A competitive director compensation package is necessary for us in order to attract directors that are qualified and able to devote the necessary amount of time to board duties. In order to attract such directors, our board of directors approved a new director compensation package on May 29, 2008 for the members of the board of directors and its committees, which plan was subsequently amended on December 2, 2008. One of our objectives in approving the new director compensation package was to align our director compensation with key principles of our executive compensation strategy: market-based compensation and paying for performance. We determined that for our outside directors our cash and equity compensation should be at or near the 50th percentile of the comparative market.

Under our director compensation package, each outside director is paid an annual retainer of $35,000. A $15,000 annual retainer is paid to the chairman of the audit committee, a $10,000 annual retainer is paid to the chairman of the compensation committee, and a $5,000 annual retainer is paid to the chairman of any other committee. An annual retainer of $10,000 is paid to each audit committee member other than the chairman and an annual retainer of $5,000 is paid to each compensation committee member other than the chairman. All annual cash retainers are paid quarterly. In addition, each non-employee director will be paid a year-end cash award of $40,000.

Each of our outside directors receives an annual grant of 9,000 shares of our restricted common stock and options to purchase 6,250 shares of our common stock on the last business day of each of our fiscal years. The restricted common stock and options vest fully on the sixth month anniversary of the date of grant. In addition, all of our new outside directors receive a one-time grant of an option to purchase 25,000 shares of our common stock at an exercise price equal to the fair market value of the stock on the date of grant, which options vest over a period of three years. All such options expire, unless previously exercised or terminated, seven years from the date of grant. See “Executive Compensation – Stock Option Plans” for additional information.

On May 29, 2008, our board of directors approved equity ownership guidelines for our outside directors, which require each director to own a minimum of 10,000 shares of our common stock. Our outside directors will have five years to meet the approved equity ownership guidelines. After the five year grace period, if holdings of any outside director fall below the requirements, such director will not be permitted to sell our shares until the guidelines are met. In its discretion, our board of directors may delay the imposition of the penalty for any director who does not meet the equity ownership guidelines.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

In accordance with our audit committee charter, our audit committee is responsible for reviewing and approving all related party transactions. Any financial transaction with any officer or director, or any immediate family member of any officer or director, would need to be approved by our audit committee prior to our company entering into such transaction. On an ongoing basis, all potential related party transactions are reported directly to the chairman of our audit committee. To assist us in identifying any related party transactions, each year we submit and require our directors and officers to complete questionnaires identifying any transactions with us in which the directors or officers, or their immediate family members, have an interest.

AUDIT COMMITTEE REPORT

Our audit committee is composed of independent directors as required by and in compliance with the rules of the SEC and NASDAQ. Our audit committee operates pursuant to a written charter adopted by our board of directors.

Our audit committee is responsible for overseeing our financial reporting process on behalf of our board of directors. Our management has the primary responsibility for our financial reporting process, principles and internal controls as well as preparation of our financial statements. Our independent auditors are responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States.

Our audit committee has reviewed and discussed our audited financial statements as of and for the year ended December 31, 2008 with management and the independent auditors. Our audit committee has discussed with the independent auditors the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. The independent auditors have provided to our audit committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence), as currently in effect, and our audit committee has also considered whether the independent auditors’ provision of information technology and other non-audit services to us is compatible with maintaining the auditors’ independence. Our audit committee has concluded that the independent auditors are independent from us and our management.

Based on the reports and discussions described above, our audit committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

William A. Clement, Jr., Chairman
Michael Z. Kay
Donna A. Lee

COMPENSATION COMMITTEE REPORT

Our compensation committee is responsible for: (i) setting our compensation philosophy and policies; (ii) review and approval of pay recommendations for our executive officers; and (iii) initiation of all compensation actions for our Chief Executive Officer. Our compensation committee operates pursuant to a written charter adopted by our board of directors.

Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with our management. Based upon such review and discussion, our compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Michael Z. Kay, Chairman
James S. Balloun
J. Alexander Douglas, Jr.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Deloitte & Touche LLP served as our independent auditors for the fiscal year ended December 31, 2008 and has been selected to serve as our independent auditors for the 2009 fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Principal Accountant Fees and Services.

The following table shows the aggregate fees for professional services rendered to us by our independent auditors, Deloitte & Touche LLP, for the years ended December 31, 2008 and 2007. No fees were paid for tax services or any other services except as described below.

	2008	2007
Audit Fees (1)	$649,138	$551,105
Audit-Related Fees (2)	$—	$11,000
Tax Fees (3)	$72,575	$161,998
All Other Fees (4)	$636,871	$688,087
Total	$1,358,584	$1,412,190

(1)	Primarily includes fees related to audits of our financial statements; reviews of financial statements and disclosures in SEC filings; and comfort letters and consents.
(2)	Primarily includes fees related to accounting consultations and reviews of reports on Form 8-K.
(3)	Primarily includes fees related to research and development tax credit work and tax structure work.
(4)	Primarily includes fees related to transaction services.

Audit Committee Pre-Approval Policy

The services performed by our independent accountants in 2008 were pre-approved by our audit committee. Any requests for audit, audit-related, tax and other services must be submitted to our audit committee for specific pre-approval. Normally, pre-approval is considered at regularly scheduled meetings.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC, is available to shareholders who make written request to our Investor Relations Department, 3925 Brookside Parkway, Alpharetta, Georgia 30022. Copies of exhibits filed with that report or referenced therein will be furnished to shareholders of record upon request.

SHAREHOLDER PROPOSALS

In order to be considered for inclusion in the proxy statement and proxy for our 2010 annual meeting of shareholders, shareholder proposals must be submitted in writing to our Investor Relations Department, 3925 Brookside Parkway, Alpharetta, GA 30022 and received at this address by December 28, 2009. If we receive notice after March 12, 2010 of a shareholder’s intent to present a proposal at our 2010 annual meeting of shareholders, we will have the right to exercise discretionary voting authority with respect to any such proposal if presented at the 2010 annual meeting.

OTHER MATTERS

Our board of directors knows of no other matters to be brought before the annual meeting. However, if other matters should come before the annual meeting it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their judgment of what is in our best interest.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: RADSY1 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.			DETACH AND RETURN THIS PORTION ONLY

Vote on Directors

	For All	Withhold For All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below.

(1) To elect William A. Clement, Jr. and Alon Goren to serve until the 2012 Annual Meeting of Shareholders.	☐	☐	☐

Vote on Proposal	For	Against	Abstain

(2) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

THE BOARD OF DIRECTORS FAVORS A VOTE “FOR” THE ABOVE PROPOSALS AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

Please sign and date this Proxy exactly as name(s) appears on the mailing label. When signing as an attorney, trustee, executor, administrator or guardian, please give your title as such. If a corporation or partnership, give full name by authorized officer. In case of joint tenants, each joint owner must sign.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

RADIANT SYSTEMS, INC.

3925 Brookside Parkway

Alpharetta, Georgia 30022

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR

THE ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints John H. Heyman and Alon Goren, or either of them, with power of substitution to each, as proxies of the undersigned to vote the common stock of the undersigned at the annual meeting of shareholders of RADIANT SYSTEMS, INC. to be held on June 3, 2009 at 10:00 a.m. at the offices of Radiant Systems, Inc. at the address shown above.

PLEASE COMPLETE THE REVERSE SIDE OF THIS PROXY AND RETURN THIS PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.